Exhibit 1A-11

CPA PARTNERS Richard A. Goldberg, CPA Wes L. Salem, CPA Ma. Lolita Cremat, CPA Michael Selamet Kwee, CPA Cj CaICPA OFFICE MANAGER Heather Peltier Certified Public Accountants CONSENT OF INDEPENDENT AUDITORS SUBJECT: OPENING NIGHT ENTERPRISES, LLC To Whom It May Concern: CASHUK, WISEMAN, GOLDBERG, BIRNBAUM AND SALEM, LLP consents to the use in the Regulation A+ filing with the Securities of Exchange Commission prepared by Opening Night Enterprises, LLC on June 28, 2017, as it may be amended, of our report dated March 6, 2019, relating to the financials statements of Opening Night Enterprises, LLC for the period ended December 31, 2017. Sincerely, CASHUK, WISEMAN, GOLDBERG, BIRNBAUM AND SALEM, LLP welomeleammen. Selamet R. Kwee, CPA Partner San Diego, California March 6, 2019 Camino Del Rio South I Suite 230 I San Diego, CA 92108-3808 I P (619) 563-0145 I F (619) 563-9584 I www.cwgepa.corn